EXHIBIT 4.10.1

                                   AGREEMENT
                                   ---------

         THIS AGREEMENT made as of this 15 day of November, 2001 BETWEEN:

                  CRYSTALLEX INTERNATIONAL CORPORATION, a corporation incorporated under the laws of the Canada,

                  (hereinafter called "Crystallex")
                  - and -
                  STANDARD BANK LONDON LIMITED, a bank organized and existing under the laws of England, in its capacity as agent for the lenders under the Amended and Restated Loan Agreement, dated as of October 22, 1998, amended as of October 12, 2001 and as it may be further amended (the "MSG Loan Agreement"), among Standard Bank London Limited, as Lender and Agent, Crystallex, Minera San Gregorio S.A., a corporation organized and existing under the laws of Uruguay and an indirect subsidiary of Crystallex, as Borrower ("MSG"), and other parties, (hereinafter called "Standard").

         WHEREAS, Crystallex and Standard wish to enter into this Agreement to provide for the orderly disposition of the common shares of Crystallex owned by Standard, including common shares of Crystallex acquired by Standard subsequent to the date hereof;

         NOW THEREFORE in consideration of the mutual promises herein provided and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. The above recital is true and correct and is hereby incorporated into this Agreement. Unless otherwise specifically stated herein, all reference to monetary amounts shall be in United States ("US") dollars.

2. As at the date of this Agreement, Standard represents to Crystallex that Standard owns 3,076,615 common shares of Crystallex, 1,826,615 of which are designated for the purposes of this Agreement as Tranche A Shares (the "Tranche A Shares") and 1,250,000 of which are designated for the purposes of this Agreement as Tranche B Shares (the "Tranche B Shares"). Any common shares of Crystallex acquired by Standard subsequent to the date hereof are designated for the purposes of this Agreement as Tranche C Shares, regardless of whether acquired on the same date or dates (the "Tranche C Shares"). The Tranche A Shares, Tranche B Shares and Tranche C Shares are collectively referred to herein as the "Shares."

                                      (1)

3. All Shares shall be valued at their Exercise Price, and it is understood that as at the date of issuance and for the purposes of this Agreement, the Tranche A Shares and the Tranche B Shares are valued in the aggregate at $5,586,011.65. The "Exercise Price" shall be determined in accordance with the terms of the Loan Repayment Rights Agreement, dated as of May 17, 1999, among Crystallex, Standard and MSG (the "LRRA"). Crystallex agrees to pay interest on the Exercise Price of the Shares, commencing on the earlier of the date such Shares are received by Standard or the Agent (as hereinafter defined), or on such balance thereof as may remain, from time to time, unrecovered by the sale of the Shares and the distribution of proceeds to Standard as hereinafter provided, at the rate per annum equal to LIBOR plus 2% from the respective dates of issuance of the Shares, until such sum shall be recovered in full by Standard. Such interest shall be paid commencing on January 31, 2002 and thereafter on the last day of each calendar month. LIBOR shall be determined in accordance with the definition in Schedule "A" attached hereto.

4. The Tranche A Shares and the Tranche B Shares shall forthwith upon execution of this Agreement, and thereafter the Tranche C Shares shall upon issuance, be deposited with Salomon Smith Barney (the "Agent"), as agent for Standard, to be sold by the said Agent on Standard's behalf and acting upon the instructions of any one of Martin Botha, Donald Newport, James Verraster or Craig McMurray, who are hereby designated by Standard to act on its behalf, as follows:

         (a) Standard may sell all or any portion of the Shares at any time in the US or Canada pursuant to and in accordance with: (i) the LRRA and (ii) any exemption from (A) registration under the US securities laws, including Rule 144 or Regulation S (collectively, "US Securities Laws), and the provisions relating to such exemptions in any Registration Rights Agreement between Crystallex and Standard relating to the distribution and sale of Shares in compliance with US Securities Laws (a "US RRA"), and (B) the obligation to file a prospectus under the Canadian securities laws ("CA Securities Laws"), and the provisions relating to such exemptions in any Registration Rights Agreement between Crystallex and Standard relating to the distribution and sale of Shares in compliance with CA Securities Laws (a "CA RRA"), which CA RRA may be included in or form part of the US RRA.

         (b) Notwithstanding the provisions of Paragraph 4(a), and so long as Crystallex is not in breach of any of its obligations under this Agreement, the LRRA, a US RRA or a CA RRA, Standard agrees that it will not sell Shares pursuant to paragraph 4(a) during any period of time that it is able to sell all Shares permitted to be sold pursuant to Paragraph 7: (i) in the US on the American Stock Exchange ("AMEX") pursuant to a registration or registrations ("Registration") of any or all of the Shares in accordance with US Securities Laws and the US RRA, which Registration is then in effect and does not identify Standard as an "underwriter" in connection with any sale of the Shares by Standard (which the parties recognize is not in effect on the date hereof, and may not become effective in the future), or


                                      (2)

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              (ii) in Canada on the Toronto Stock Exchange ("TSE") (A) pursuant to a then current Prospectus (as defined in the LRRA) (which the parties recognize is not in effect on the date hereof, and may not become effective in the future), or (B) by holding the Shares for a period of 40 days or more prior to the sale thereof whether or not there is a current Prospectus, and in either case in accordance with the CA Securities Laws, a CA RRA, if any, and any applicable US Securities Laws, and (as to sales of Shares on the TSE) such Shares may be sold in the volume and within such periods of time as provided in Paragraph 7 and without adversely affecting, in the judgement of Standard, the market for or selling price of the Shares on the TSE. It is the express intent of Standard that no Shares will be sold under circumstances where Standard is an "underwriter" as to such sale under the US Securities Laws or where Standard has similar status under the CA Securities Laws.

         (c) The Agent shall provide to the parties a report within three (3) days of the settlement date of each sale transaction and a monthly report with respect to Shares sold and proceeds realized and distributed pursuant to Paragraph 5. Proceeds shall be deemed to be received by Standard on the date of delivery by the Agent to Standard.

         (d) It is understood and agreed that Shares are owned exclusively by Standard, will be sold for the account of Standard, and the proceeds of disposition shall be distributed only upon the instructions of Standard and in accordance with such instructions.

         (e) Crystallex shall, within five (5) business days after request therefor by Standard, provide Standard with an opinion of counsel to Crystallex acceptable to Standard, as to (i) the effectiveness of any registration (or equivalent) of Shares in the US or Canada,
              (ii) whether Standard may sell any Shares in Canada under the Prospectus or on a basis exempt from the prospectus requirement of CA Securities Laws and without any other restriction after holding such Shares for a period of 40 days following issuance of such Shares.

5. It is understood that the Agent shall first sell the Tranche A Shares and shall then sell the Tranche B Shares, on a "first in first out" basis. If the Tranche C Shares are received by Standard on more than one date, such Tranche C Shares shall be sold on the same "first in first out" basis. If, upon sale pursuant to any provision of this Agreement, the proceeds per share for any Shares exceed the aggregate of the issue price thereof and any interest accrued and unpaid in accordance with paragraph 3 hereof, such excess proceeds (the "Excess Proceeds") shall be held in trust by the Agent in an interest bearing account pending disposition of the balance of the Shares in the same Tranche. The balance of the proceeds in addition to the Excess Proceeds shall be paid forthwith to Standard. If, upon sale pursuant to any provision of this Agreement, the proceeds per Share shall be less than the said aggregate of the issue price and any interest accrued and unpaid in accordance with paragraph 3 hereof, the proceeds shall be paid in full to Standard and, to the extent that there are Excess Proceeds available, such Excess Proceeds shall be paid to

                                      (3)

         Standard to be applied to any deficit. In the event, upon disposition of all the Shares, there is a deficit in payment to Standard under the provisions of this paragraph 5, Crystallex shall forthwith pay to Standard the amount of such deficit, in cash or, subject to the consent of Standard, by the issuance of further shares of Crystallex, subject to Crystallex obtaining any necessary regulatory approvals and complying with the provisions of this any other agreements between Crystallex and Standard, including any US RRA or CA RRA. In the event, upon disposition of all the Shares and application of the above provisions of this paragraph 5, there remain any Excess Proceeds, such Excess Proceeds shall be forthwith paid to Standard and Standard shall apply such Excess Proceeds to any obligations then owed to it pursuant to the MSG Loan Agreement.

6. Mineras Bonanza C.A. ("Bonanza"), an indirect subsidiary of Crystallex, owes to Standard certain monies pursuant to the Credit Agreement, dated as of August 11, 2000, as amended, among Bonanza, Standard and other parties (the "Bonanza Credit Agreement"), which obligation is secured by assets owned by Bonanza and Revemin II C. A. ("Revemin"), another indirect subsidiary of Crystallex, situate in the Bolivar State of Venezuela, including assets known as the Tomi Mine and Revemin Mill. It is agreed that Crystallex shall, promptly at the request of Standard, cause the aforesaid assets as described in the Bonanza Credit Agreement and related security agreements among Bonanza, Revemin and Standard to be further assigned and pledged to Standard as security for any deficit in payment to Standard under paragraph 5 after disposition of all of the Shares. Standard and Crystallex shall, and Crystallex shall cause Bonanza and Revemin to, promptly execute any documentation prepared by counsel to Standard and reasonably acceptable to Crystallex, and take all action reasonably required to provide and perfect such security. In the event that Crystallex, Bonanza and/or Revemin fail to complete the actions described herein within 30 days following the request therefor by Standard, the provisions of and restrictions in paragraph 7 shall, at the option of Standard and upon notice to Crystallex, be null and void and of no further effect.

7. The Agent shall sell during each Monthly Period (as hereinafter defined) during the term of this Agreement, commencing with the Monthly Period that begins on December 1, 2001, as many Shares as possible up to a maximum of, but no more than the aggregate number of Shares (as to the Tranche A Shares and Tranche B Shares, in the order provided in Paragraph 5 hereof) as shall equal the product of 10,000 and the number of available trading days in such Monthly Period, except as may otherwise be agreed by the parties in writing in regard to any Tranche C Shares. For example, if there are 20 trading days in a Monthly Period, 1,000,000 Tranche C Shares have been issued and the parties have agreed that up to a maximum of 50,000 Tranche C Shares may be sold in any Monthly Period, the Agent shall sell up to but no more than 200,000 Tranche A Shares and Tranche B Shares in the aggregate, and up to but no more than 50,000 Tranche C Shares, during such Monthly Period. The parties agree that a formal accounting of the sale of Shares shall be provided quarterly, not later than the of the month following the end of such quarter, the first formal accounting to be provided on or before July 10, 2002. The performance of the Agent hereunder shall be finally reconciled on a quarterly basis. For the purposes of this Agreement, "Monthly Period" shall mean a period of time


                                      (4)

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         beginning at the opening of trading for Shares on the AMEX or TSE on the first day of a calendar month and ending at the close of trading for Shares on the AMEX or TSE on the last day of the said calendar month.

8. This Agreement, and any addenda hereto, and the LRRA, are the sole agreements between the parties relating to the orderly disposition of Shares and shall replace and supersede any previous agreements, oral or written between the parties with respect to the orderly disposition of Shares.

9. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which when taken together shall be deemed to constitute one and the same agreement.

10. Delivery of this Agreement by the parties may be made by facsimile transmission. A copy of this Agreement duly executed in several counterparts by the parties hereto and delivered by facsimile transmission shall constitute a valid and binding Agreement. Original documents may, but need not, be delivered to each of the parties within seven (7) business days from the date of execution.

11. It is understood and agreed that the parties hereto will keep confidential (except for such disclosure to affiliated parties, solicitors, accountants, etc. or as may be appropriate in the furtherance of the orderly disposition of the Shares and except for such disclosures as may be required by law) all information with respect to the issuance and disposition of the Shares pursuant to this Agreement.

12. This Agreement is governed by and will be construed in accordance with the laws of the State of New York applicable therein. Any litigation based hereon, or arising out of, under, or in connection with this Agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the parties, shall be brought and maintained in the Courts of the State of New York or in the United States District Court for the Southern District of New York. Each party to this Agreement hereby expressly and irrevocably submits to the jurisdiction of such Courts for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation.

13. This Agreement shall not be assignable by either of the parties without the express written consent of the other party.

14. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

15. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, the such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.


                                      (5)

16. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Standard. Any amendment or waiver effective in accordance with this Section 16 shall be binding upon Standard and the Company.

IN WITNESS WHEREOF the parties have executed this Agreement on the dates set forth below their signatures, but this Agreement shall be effective for all purposes as of the day and year first above written.


                                      CRYSTALLEX INTERNATIONAL
                                      CORPORATION

                                      Per: /s/ Daniel R. Ross
                                          --------------------------------------
                                      Authorized Officer
                                      Dated: Executive Vice-President
                                            ------------------------------------

                                      STANDARD BANK LONDON LIMITED

                                      Per: /s/ Craig McMurray
                                          --------------------------------------
                                      Authorized Officer
                                      Dated: DM Newport
                                             Head of Mining Finance
                                            ------------------------------------





                                      (6)

                                  SCHEDULE "A"
                                  ------------

LIBOR, for the purposes of this Agreement means, relative to any interest period, the offered rate of interest per annum which appears on Telerate Page 3750 (or such other page or service in replacement thereof as may be utilized by banks generally from time to time for the purpose of displaying London inter-bank offered rates for deposits denominated in dollars) as at 11:00 a.m. (London, U.K., time) for the number of months (or different period) comprising the applicable interest period, calculated at the date which is two business days prior to the first day of the said interest period; provided, however, that in the event that no such display rate is available at such time, the rate of interest shall be fixed upon the agreement of Standard and Crystallex based upon Standard's quotation for offers of dollar deposits to leading banks in the London inter-bank market for a comparable interest period and in an amount comparable to the balance remaining unrecovered by Standard under the terms of this Agreement, and LIBOR shall equal the average (rounded upward to the nearest four decimal places) of such quoted rates.